EXHIBIT NO. 99.2           FORM OF COVER LETTER

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                      [LETTERHEAD OF CARVER BANCORP, INC.]





Dear Friend:

         I am pleased to announce that the Board of Directors of Carver Bancorp, Inc. has established the Carver Bancorp, Inc. Shares Program. The Board and Carver's management believe that community ownership of our shares is important to our success as an institution and to the communities we serve. The Shares Program is designed to provide our customers, employees, investors and members of the communities we serve a simple, convenient and economical way to invest in our common stock.

         The enclosed prospectus provides you with a description of the Shares Program. Also included is a copy of our latest annual report on Form 10-K as well as our most recent quarterly report on Form 10-Q which provide information regarding our operations.

         The Shares Program offers you an affordable alternative to buy shares of our common stock. If you participate in the Program, you may also make periodic investments in our stock. By participating in the Shares Program, you can sell your shares without having to find your stock certificate(s). You can also deposit your existing stock certificate(s) with the administrator of the Shares Program, American Stock Transfer & Trust Company, for safekeeping or sale. You can withdraw or transfer all or a portion of your stock held through the Shares Program at any time. Please note that there are fees associated with the Shares Program to cover administrative expenses.
The fees are described in the prospectus.

         To enroll in the Shares Program, simply fill out the enclosed enrollment form and mail it to American Stock Transfer & Trust Company. If you have questions regarding the Program, please contact the program administrator at:

         American Stock Transfer & Trust Company
         Attention: Carver Shares Program
         40 Wall Street
         New York, New York 10005
         (800) 278-4353
         investpower.com

         Thank you for your interest in Carver Bancorp and for your commitment to our success.

                                         Sincerely,



                                         Deborah C. Wright
                                         President and Chief Executive Officer

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The shares of common stock are not savings accounts or savings deposits, are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other government agency, are not guaranteed by Carver Bancorp Inc. or Carver Federal Savings Bank and are subject to investment risk.

This letter is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the prospectus.
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